Item 77H(b) 7,9, 16, 20

Comerica Bank ceased to be a controlling person of The Munder
Funds,
Inc. (MFI) on October 30, 2003, when pursuant to an Agreement and Plan of Reorganization and Redomiciliation, each of the series of MFI became a corresponding series of Munder Series Trust.